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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" and the incorporation by reference in the Registration Statement/Prospectus of eB2B Commerce, Inc. on Form S-3 (File No. _______) of our report dated February 22, 2000, except for the last paragraph of Note 17, which is as of February 24, 2000 with respect to the consolidated financial statements of Netlan Enterprises, Inc. and Subsidiaries as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998, and 1997 (unaudited), which report is included in the Registration Statement/Prospectus of Dynamic Web Enterprises, Inc. on Form S-4 (File No. 333-95283) dated March 22, 2000.

/s/ Rothstein, Kass & Company, P.C.

ROSELAND, NEW JERSEY
January 26, 2001